EX-99.B-77D(a)

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

WADDELL & REED ADVISORS FUNDS

Supplement dated September 30, 2016 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 29, 2016, as amended June 8, 2016

and as supplemented July 29, 2016

The following replaces the last sentence of the sixth paragraph in the “Additional Information about Principal Investment Strategies, Other Investments and Risks — Waddell & Reed Advisors Municipal Bond Fund” section on page 40:

Such taxable obligations and instruments may include, but are not limited to, the following:

The following replaces the last sentence of the ninth paragraph in the “Additional Information about Principal Investment Strategies, Other Investments and Risks — Waddell & Reed Advisors Municipal High Income Fund” section on page 41:

Such taxable obligations and instruments may include, but are not limited to, the following:

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WADDELL & REED ADVISORS FUNDS

Supplement dated September 30, 2016 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated January 29, 2016, as amended June 8, 2016

The following replaces the “The Funds, Their Investments, Related Risks and Restrictions — Limited Investment in Other Debt Securities” section on page 9:

Limited Investment in Other Debt Securities. All of each Municipal Fund’s invested assets, other than cash or receivables, must be invested in municipal bonds, except that a limited amount of assets may be invested in certain other securities that are referred to in the Prospectus as taxable obligations, which include, among others, repurchase agreements and certain derivative instruments (see discussion below). Under normal conditions, each Municipal Fund may invest in taxable obligations only if, after any such investment, not more than 20% of its total assets would consist of taxable obligations. However, as a temporary defensive measure, each Municipal Fund may invest up to all of its assets in taxable obligations.